                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

                                STEVEN E. KELLER

         EMPLOYMENT AGREEMENT (the "Agreement") dated July 21, 2005 by and between Affinia Group Inc. (the "Company") and Steven E. Keller (the
"Executive").

         The Company desires to continue to employ Executive and to enter into an agreement embodying the terms of such employment;

         Executive desires to continue to be employed by the Company and enter into such an agreement;

         In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

         1. Term of Employment. Subject to the provisions of Section 7 of this
Agreement, Executive shall be employed by the Company for a period commencing on
May 1, 2005 and ending on December 31, 2007 (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with December 31, 2007 and on each December 31 thereafter (each an "Extension Date"), the Employment Term shall automatically be extended for an additional one year period, unless the Company or Executive provides the other party hereto 90 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

         2. Position.

              a. During the Employment Term, Executive shall serve as the
Company's General Counsel and Secretary. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the "Board") and the Chief Executive Officer of the
Company. If requested, Executive shall also serve as a member of the Board without additional compensation.

              b. During the Employment Term, Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude
Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 8.

         3. Base Salary. During the Employment Term, the Company shall pay
Executive a base salary at the annual rate of $275,000, payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in Executive's base salary, if any, as may be determined from time to time in the sole

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discretion of the Board. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

         4. Annual Bonus. With respect to each full fiscal year during the
Employment Term, Executive shall be eligible to earn an annual bonus award (an
"Annual Bonus") of eighty percent (80%) of Executive's Base Salary (the "Target
Annual Bonus") upon the achievement of performance goals established by the
Board. Executive may be entitled to greater Annual Bonus for performance in excess targeted performance goals or a lesser Annual Bonus for performance which does not meet such targeted performance goals, in each case in the discretion of the Board.

         5. Employee Benefits. During the Employment Term, Executive shall generally be entitled to participate in the Company's employee benefit plans
(other than any severance plan) as in effect from time to time (collectively
"Employee Benefits"), on the same basis as those benefits are generally made available to other senior executives of the Company.

         6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

         7. Termination. The Employment Term and Executive's employment hereunder may be terminated by either party at any time and for any reason;
provided that Executive will be required to give the Company at least 30 days advance written notice of any resignation of Executive's employment.
Notwithstanding any other provision of this Agreement, the provisions of this
Section 7 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

              a. By the Company For Cause or By Executive Resignation Without
Good Reason.

           (i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive's resignation without Good Reason (as defined in
Section 7(c)).

           (ii) For purposes of this Agreement, "Cause" shall mean (A) the
Executive's continued failure to perform such Executive's duties (other than as a result of total or partial incapacity due to physical or mental illness) which is not cured for a period of 10 days following written notice by the Company or its affiliates to the Executive of such failure, (B) conviction or plea of guilty or no contest to a (x) felony, or (y) crime involving moral turpitude or the property or business of the Company or its affiliates, (C) willful malfeasance or willful misconduct in performance of duties to the Company or its affiliates, or (D) Executive's breach of the provisions of Sections 8 or 9 of this Agreement.

           (iii) If Executive's employment is terminated by the Company for
Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

                   (A) the Base Salary through the date of termination;

                   (B) any Annual Bonus earned but unpaid as of the date of
         termination for any previously completed fiscal year;

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                   (C) reimbursement for any unreimbursed business expenses
         properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

                   (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

              Following such termination of Executive's employment by the
Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

              b. Disability or Death.

           (i) The Employment Term and Executive's employment hereunder shall terminate upon Executive's death and may be terminated by the Company if
Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9)
months in any twenty-four (24) consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability").

           (ii) Upon termination of Executive's employment hereunder for either
Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive:

                   (A) the Accrued Rights; and

                   (B) a pro rata portion of any Annual Bonus, if any, that
         Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive's termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive's employment not terminated.

              Following Executive's termination of employment due to death or
Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this
Agreement.

              c. By the Company Without Cause or Resignation by Executive for
Good Reason.

           (i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good
Reason.

           (ii) For purposes of this Agreement, "Good Reason" shall mean (A) the failure of the Company to pay or cause to be paid Executive's Base Salary or
Annual Bonus, when due hereunder or a reduction in the Base Salary or Target
Annual Bonus from the levels set forth in Sections 3 and 4, respectively (other than any across the board reduction in Base Salary and/or Annual Bonus of 15% or less which similarly affects the four other highest paid executive officers of the Company as of the date hereof, to the extent they are then employed by the

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Company) (B) any substantial and sustained diminution in Executive's title, authority or responsibilities from those described in Section 2 hereof or (C)
any relocation of Executive's principal place of employment by more than 50 miles from the Company's current offices in Ann Arbor, Michigan, without
Executive's consent; provided that either of the events described in clauses (A)
and (B) of this Section 7(c)(ii) shall constitute Good Reason only if the
Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that "Good Reason" shall cease to exist for an event on the 60th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

           (iii) If Executive's employment is terminated by the Company without
Cause (other than by reason of death or Disability) or if Executive resigns for
Good Reason, Executive shall be entitled to receive:

                   (A) the Accrued Rights;

                   (B) subject to Executive's continued compliance with the
         provisions of Sections 8 and 9, an amount equal to 1.5 times the sum of
         (x) Base Salary and the Average Bonus (as defined below) paid as follows: (i) the amount equal to 1 times the sum of Base Salary and the
         Average Bonus shall be paid in equal monthly installments for 12 months following the date of such termination of employment and (ii) the amount equal to 0.5 times the sum of Base Salary and the Average Bonus shall be paid on the first anniversary of the date of such termination of employment in a lump sum cash payment; provided that the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance or termination benefits payable to
         Executive under any other plans, programs or arrangements of the
         Company or its affiliates. "Average Bonus" shall mean an amount equal to the average of the Annual Bonuses paid to Executive hereunder for the two most recently completed fiscal years preceding Executive's termination of employment (or if there has been one, but less than two completed fiscal years during the Employment Term, an amount equal to the average of the Annual Bonus hereunder for the preceding completed fiscal year and the annual bonus (excluding any special non-recurring bonuses or retention incentive payments) paid to Executive in respect of calendar year 2004 from Dana Corporation (including any pro-rata annual bonus paid to Executive by the Company for the part of 2004 in which Executive was employed by the Company) (the "2004 Annual Bonus")
         or if there have been no previously completed fiscal years during the
         Employment Term, then an amount equal to the 2004 Annual Bonus).

                   (C) a pro rata portion of any Annual Bonus, if any, that
         Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive's termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive's employment not terminated; and

                   (D) continued medical and dental coverage at the Company's cost (comparable to such coverage provided by the Company to active executives of the Company) for a period of 18 months after the date of such termination; provided that

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         if the Company is unable to provide such coverage to Executive under the terms of its medical and dental plans for any portion of such period, the Company may in lieu of providing such coverage pay to
         Executive an amount equal to the premium that would otherwise be paid by active executives for such coverage during such period (without giving effect to any Company subsidy).

           (iv) If Executive's employment is terminated by the Company without
Cause (other than by reason of death or Disability) or if Executive resigns for
Good Reason, in each case, within twenty-four months following a Change of
Control (as defined in the Affinia Group Holdings Inc. 2005 Stock Incentive
Plan), Executive shall be entitled to receive, in addition to the payments and benefits set forth in Section 7(c)(iii), a lump sum cash payment equal to the excess, if any, of (A) the product of (x) 1.5 times (y) the Target Annual Bonus over (B) the product of (x) 1.5 times (y) the Average Bonus.

              For purposes of this Section 7(c), in the event such termination of employment occurs as a result of a resignation by Executive for Good Reason due to a reduction in Executive's Base Salary or Target Annual Bonus pursuant to
Section 7(c)(ii)(A), the references to Base Salary and Target Annual Bonus in
Sections 7(c)(iii) and 7(c)(iv) shall be deemed to be references to Executive's
Base Salary and Target Bonus immediately before such reduction.

              Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by
Executive's resignation for Good Reason, except as set forth in this Section
7(c)(iii), or Section 7(c)(iv) if applicable, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

              d. Expiration of Employment Term.

           (i) In the event either party elects not to extend the Employment
Term pursuant to Section 1, unless Executive's employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, Executive's termination of employment under this Agreement (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled
Extension Date and Executive shall be entitled to receive:

                   (A) if Executive is the party that elected not to extend the
         Employment Term, Executive shall be entitled to receive the (x) Accrued
         Rights and (y) commencing upon the date of Executive's termination of employment with the Company (which, for the avoidance of doubt, may occur after the expiration of the Employment Term), subject to
         Executive's continued compliance with the provisions of Section 8 and
         9, an amount equal to 1 times the Base Salary paid in equal monthly installments for 12 months following the date of such termination of employment; provided that the aggregate amount described in this clause
         (y) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates; and

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                   (B) if the Company is the party that elected not to extend the Employment Term, Executive shall be entitled to receive (x) the
         Accrued Rights and (y) commencing upon the date of Executive's termination of employment with the Company (which, for the avoidance of doubt, may occur after the expiration of the Employment Term), subject to Executive's continued compliance with the provisions of Sections 8 and 9, an amount equal to 1.5 times the Base Salary paid as follows:
         (i) the amount equal to 1 times the Base Salary shall be paid in equal monthly installments for 12 months following the date of such termination of employment and (ii) the amount equal to 0.5 times Base
         Salary shall be paid on the first anniversary of the date of such termination of employment in a lump sum cash payment; provided that the aggregate amount described in this clause (y) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates.

           (ii) Following Executive's termination of employment hereunder due to either party's election not to extend the Employment Term, except as set forth in this Section 7(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and
Executive's employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 8, 9 and 10 of this
Agreement (and Executive's entitlement to any amounts that become payable upon a termination of Executive's employment beyond the expiration of the Employment
Term pursuant to Section 7(d)(i)(A) or (B)) shall survive any termination of this Agreement or Executive's termination of employment hereunder.

              e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

              f. Board/Committee Resignation. Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the
Company's affiliates.

         8. Non-Competition.

              a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

         (1) During the period in which Executive remains employed by the
Company and for a period of 18 months following the date Executive ceases to be employed by the Company (or 12 months following the date Executive ceases to be employed by the

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Company in the event this Agreement is terminated due to the Executive's election not to extend the Employment Term pursuant to Section 7(d)(i)(A))
(which, for the avoidance of doubt, cessation of employment may occur after the expiration of the Employment Term)(the "Restricted Period"), subject to the
Company's payment to Executive of any amounts owing to Executive pursuant to
Section 7 (other than any failure by the Company to make such payment in connection with or as a result of Executive's breach of the provisions of
Section 8 or 9), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever ("Person"), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

               (i)  with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding
                    Executive's termination of employment;

               (ii) with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Executive's termination of
                    employment; or

               (iii) for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive's
                    termination of employment.

         (2) During the Restricted Period, Executive will not directly or indirectly:

               (i)  engage in any business that competes with the business of the Company or its affiliates (including, without
                    limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which
                    Executive is aware of such planning) in any geographical
                    area that is within 100 miles of any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a "Competitive Business");

               (ii) enter the employ of, or render any services to, any Person
                    (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

               (iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder,
                    officer, director, principal, agent, trustee or consultant;
                    or

               (iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its
                    affiliates and customers,

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                    clients, suppliers, partners, members or investors of the
                    Company or its affiliates.

         (3) Notwithstanding anything to the contrary in this Agreement,
Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

         (4) During the Restricted Period, Executive will not, whether on
Executive's own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

               (i)  solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its
                    affiliates; or

               (ii) hire any such employee who was employed by the Company or its affiliates as of the date of Executive's termination of employment with the Company or who left the employment of
                    the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive's
                    employment with the Company.

         (5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

              b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this
Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

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         9. Confidentiality; Intellectual Property.

              a. Confidentiality.

           (i) Executive will not at any time (whether during or after
Executive's employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the
Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information
--including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis ("Confidential Information") without the prior written authorization of the Board.

           (ii) "Confidential Information" shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive's breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

           (iii) Except as required by law, Executive will not disclose to anyone, other than Executive's immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms. Notwithstanding anything herein to the contrary, any party to this
Agreement (and any employee, representative, or other agent of any party to this
Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this
Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

           (iv) Upon termination of Executive's employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any
Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the
Company, at the Company's option, all originals and copies in any form or medium
(including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control (including any of the foregoing stored or located in

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Executive's office, home, laptop or other computer or other storage device, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential
Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

              b. Intellectual Property.

           (i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) ("Works"), either alone or with third parties, prior to Executive's employment by the
Company, that are relevant to or implicated by such employment ("Prior Works"),
Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company's current and future business.

           (ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during
Executive's employment by the Company and within the scope of such employment and/or with the use of any the Company resources ("Company Works"), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

           (iii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the
Company at all times.

           (iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company's expense (but without further remuneration)
to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company's rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive's signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in
Executive's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

           (v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with

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the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

           (vi) The provisions of Section 9 shall survive the termination of
Executive's employment for any reason.

         10. Specific Performance. Executive acknowledges and agrees that the
Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         11. Miscellaneous.

              a. Governing Law. This Agreement shall be governed by and
construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

              b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the
Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

              c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

              d. Severability. In the event that any one or more of the
provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

              e. Assignment. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment

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or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the
Company to a person or entity which is an affiliate and shall be assigned to, and assumed by, any a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

              f. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

              g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          If to the Company:

          Affinia Group Inc.
          1101 Technology Drive, Suite 100
          Ann Arbor, MI 48108

          Attention: Chief Executive Officer

          If to Executive:

          To the most recent address of Executive set forth in the
          personnel records of the Company.

              h. Executive Representation. Executive hereby represents to the
Company that the execution and delivery of this Agreement by Executive and the
Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

              i. Prior Agreements This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the
Company and/or its affiliates regarding the terms and conditions of Executive's employment with the Company and/or its affiliates including, without limitation, the letter agreement dated September 1, 2004, between the Executive and AAG Opco
Corp. (other than with respect to the unpaid portion of the signing bonus (as described therein) and Executive's investment commitment (as described therein).

              j. Cooperation. Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or

                                                                             13

proceeding) which relates to events occurring during Executive's employment hereunder. This provision shall survive any termination of this Agreement.

              k. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

              l. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

AFFINIA GROUP INC                                    STEVEN E. KELLER

/s/ Terry R. McCormack                           /s/ Steven E. Keller
--------------------------------------      -----------------------------------

By:    Terry R. McCormack
Title: Chief Executive Officer